Free Writing Prospectus

Filed Pursuant to Rule 433

File No. 333-132287

March 23, 2009

For more information:
Mike Campbell, 816-842-8181
FOR IMMEDIATE RELEASE	investorrelations@inergyservices.com

Inergy, L.P. Announces

Public Offering of Common Units

Kansas City, MO (March 23, 2009) – Inergy, L.P. (Nasdaq:NRGY), announced today the commencement of an underwritten public offering of 4,000,000 common units. Inergy, L.P. also intends to grant the underwriters the option to purchase up to 600,000 additional common units to cover over-allotments, if any.

Inergy, L.P. intends to use the net proceeds from this offering to repay outstanding indebtedness under its revolving working capital credit facility and its revolving acquisition credit facility. Amounts repaid under its revolving credit facilities may be reborrowed from time to time for acquisitions, growth capital expenditures, working capital needs and other general partnership purposes.

Wachovia Securities, Barclays Capital, Citi, and UBS Investment Bank will act as joint book-running managers. A copy of the prospectus and related preliminary prospectus supplement associated with this offering may be obtained from the underwriters as follows:

Wachovia Securities

Attn: Equity Syndicate Dept.

375 Park Avenue

New York, New York 10152

Email: equity.syndicate@wachovia.com

Telephone: 800-326-5897

Barclays Capital

c/o Broadridge

Integrated Distribution Services

1155 Long Island Avenue

Edgewood, New York 11717

Email: Barclaysprospectus@broadridge.com

Telephone: 888-603-5847

Citi

Brooklyn Army Terminal

Attention: Prospectus Delivery Dept.

140 58th Street, Brooklyn, NY 11220

Telephone: 800-831-9146

UBS Investment Bank

Attn: Prospectus Department

299 Park Avenue

New York, New York 10171

Telephone: 888-827-7275

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling any of the underwriters toll-free at the phone numbers listed above.

Inergy, L.P. (Nasdaq:NRGY), with headquarters in Kansas City, Mo., is a master limited partnership with operations that include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers. Inergy serves its retail propane customers from customer service centers in the eastern half of the United States. The Company also operates a natural gas storage business and a supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

This press release includes statements regarding the offering that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in Inergy, L.P.’s annual report on Form 10-K and other reports filed by Inergy, L.P. from time to time with the SEC. Inergy, L.P. undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

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